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                                                                   EXHIBIT 10.03

                       [Confidential Treatment Requested]


                  SETTLEMENT, CONSULTING AND RELEASE AGREEMENT


        This Settlement and Release Agreement (hereafter "Settlement Agreement") is made as of the date of execution set forth below, by and between Steven Goldner ("Mr. Goldner") and Worldtalk Communications Corporation, doing business as Worldtalk Communications Corporation ("Worldtalk") (jointly referred to as the "Parties").

                                    RECITALS

        WHEREAS, Mr. Goldner was employed by Worldtalk since October 17, 1994, and currently holds the position of Vice President, Engineering.

        WHEREAS, Mr. Goldner and Worldtalk now desire to discontinue the employment relationship between them.

        NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the Parties agree as follows:

        1. Mr. Goldner has submitted his resignation as an employee of Worldtalk and from all other positions at Worldtalk, and Worldtalk has accepted such resignation, effective July 14, 1997. Mr. Goldner affirms and acknowledges that he has received payment for all salary, bonuses, and other compensation, including accrued but unused vacation, owed to him as of July 14, 1997. Mr. Goldner acknowledges that Worldtalk has fully paid on a timely basis all amounts owed to him as of July 14, 1997.

        2. As consideration for the promises herein, Worldtalk agrees as follows:

           (a) Worldtalk will engage Mr. Goldner as a Consultant through [ ** ]. From July 15, 1996 through [ ** ], (the First Period), Mr. Goldner will perform such consulting services, consisting of no more than 5 hours per week, in the area of his expertise as are reasonably requested in writing by Worldtalk's President. For his services during the First Period, Mr. Goldner will receive consulting fees equal to [ ** ] semi-monthly (subject to reduction due to applicable tax and other normal payroll withholdings), paid on the 8th and the 22nd of each month. Worldtalk will continue to employ Mr. Goldner



[**Confidential treatment has been requested with respect to certain portions of this Exhibit. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission. ]
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as a consultant in the area of his expertise from [ ** ] through [ ** ] (the
Second Period) at an hourly rate of [ ** ]/hour, payable for actual hours worked at the written request of Worldtalk's President, payable in each case, semi-monthly as earned. However, Mr. Goldner will not be obligated to work more than 5 hours in any one calendar week during the Second Period, and will be obligated to work only at such times and places as shall not interfere with his then current employment, if any.

           (b) Mr. Goldner may terminate his relationship with Worldtalk at any time by sending written notice of termination to a Worldtalk Officer. Worldtalk may likewise terminate Mr. Goldner's relationship, but only subsequent to a material breach of this Agreement by Mr. Goldner that is not cured by Mr. Goldner within 30 days after Worldtalk's written notice of such breach is sent or personally delivered to Mr. Goldner. Termination by Worldtalk or Mr. Goldner will also terminate Mr. Goldner's right to receive the compensation provided for in this Section 2 for any period after the effective date of notice, July 14, 1997.

        Worldtalk will pay the cost of COBRA continuation coverage through October 31, 1997 under Worldtalk's medical/dental benefit plans, should Mr. Goldner elect such coverage. Any additional coverage will be at Mr. Goldner's expense.

        Mr. Goldner understands and agrees that he will continue to comply with the Statement of Company Policy on Securities Trades by Company Personnel throughout the duration of his Consulting Services.

        (e) Mr. Goldner has been granted options for the purchase of Worldtalk Common Stock and has no other right to purchase or acquire, and has not purchased or acquired from Worldtalk any capital stock of Worldtalk or any securities convertible into, or exercisable for, any capital stock of Worldtalk.


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[**Confidential treatment has been requested with respect to certain portions of this Exhibit. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission. ]
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Since Mr. Goldner will be performing substantial services on Worldtalk's behalf, his existing options will continue to vest in accordance with their terms through the termination of Mr. Goldner's consulting relationship with Worldtalk. Mr. Goldner will have until 60 days after termination of his consulting relationship described above in this Section 2 to exercise his vested and unexercised options.

        3. Mr. Goldner acquired 149,377 shares of the Company's Common Stock (computed on a post-split basis) on November 29, 1995 pursuant to two Stock Option Exercise Agreements. Under Section 9 of each Stock Option Agreement, the Company retained a Repurchase Option with respect to certain of these shares. The Company hereby exercises its Repurchase Option to repurchase an aggregate of 35,168 shares at the original exercise price of $0.20 per share (17,269 shares from Mr. Goldner's Stock Option Grant dated October 25, 1994 and 17,899 shares from the Stock Option Grant dated March 28, 1995. Mr. Goldner acknowledges and consents to this repurchase.

       The Company will pay the repurchase price for the 35,168 shares by canceling a portion of the principal amount of the Secured Full Recourse Promissory Note dated December 29, 1996 (the "Note") equal to $7,033.60 The remaining $21,966.40 of principal plus all accrued interest on the Note will be due and payable on November 15, 1997 in accordance with Section 3 of the Note.

        4. Mr. Goldner agrees that the payments set forth in the preceding paragraph and other consideration given to him his pursuant to this Settlement Agreement, shall constitute a retainer for Mr. Goldner's consulting services to be rendered to Worldtalk as needed through and until [ ** ] ("the Consulting Period). Mr. Goldner agrees that during the Consulting Period, he shall not become employed by or render consulting services to Control Data Systems, ISOCOR, Netscape, Microsoft/Linkage or IBM/Softswitch, which Worldtalk considers entities in competition with Worldtalk. Mr. Goldner and Worldtalk agree that Mr. Goldner may, during the Consultation Period, seek employment in competition with Worldtalk to the extent the employment would commence after the termination of the Consulting Period.

        5. Release: Mr. Goldner, on behalf of himself, his representatives, heirs, executors, attorneys, agents, and each of the foregoing, hereby forever releases and


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[**Confidential treatment has been requested with respect to certain portions of this Exhibit. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission. ]
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discharges Worldtalk and its representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, parents, subsidiaries, affiliates, divisions, successors and assigns, and each of the foregoing, of and from any and all manner of action, claim or cause of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, demands, losses, damages, costs or expenses, including without limitation court costs and attorneys' fees, which they may have against each other at the time of the execution of this Settlement Agreement, known or unknown, arising out of, or in connection with, or relating directly or indirectly to Mr. Goldner's employment with Worldtalk and/or the termination of Mr. Goldner's employment with Worldtalk ("Released Matters").

        6. Unknown Claims: The release set forth above shall extend to claims which Mr. Goldner does not know or suspect to exist in his favor, which if known by him would have materially affected his decision to enter into this release. Mr. Goldner acknowledges that he is familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:

        "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

        Mr. Goldner expressly waives and relinquishes any right or benefit which he has or may have under Section 1542 of the Civil Code of the State of California, or any other statute or legal principle with similar effect.

        In connection with such waiver and relinquishment, Mr. Goldner acknowledges that he is aware that, after executing this Settlement Agreement, he or his attorneys or agents may discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the Released Matters, this Settlement Agreement, or the parties hereto but that it is his intention hereby fully, finally and forever to settle and release all of the claims, matters, disputes, and differences known or unknown, suspected or unsuspected, which


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now exist, may exist, or heretofore may have existed against Worldtalk in connection with the Released Matters. In furtherance of this intention, the release herein given shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different claim or fact.

        Mr. Goldner acknowledges that he was offered a period of at least twenty-one (21) days to consider the terms of this Agreement. For a period of seven (7) days following execution of this Agreement, Mr. Goldner may revoke said Agreement. This Agreement shall not become effective or enforceable until the seven (7) day period has expired.

        7. Return of Property: Mr. Goldner understands and agrees that prior to the legal effective date of this Settlement Agreement he will identify to Worldtalk and turn over to Worldtalk any and all files, memoranda, records, credit cards, and other documents and physical or personal property, including one Macintosh Laptop, which Mr. Goldner received from Worldtalk and which are the property of Worldtalk, along with any and all copies thereof in any medium or form. Worldtalk agrees to lend Mr. Goldner a Deskpro XL560 computer and a Nanao Flex Scan monitor for a period of up to four (4) months. Both PC and monitor shall be returned to Worldtalk on or before November 15, 1997.

        Worldtalk will also provide a voice mail box for Mr. Goldner for a period of one (1) month following his termination date.

        8. Trade Secrets: Mr. Goldner understands and agrees that in the course of his employment with Worldtalk, he acquired confidential or proprietary information and trade secrets concerning Worldtalk's operations, its future plans and its methods of doing business, including by way of example, but by no means limited to, information about Worldtalk's customers, product development, research, technology, financial, marketing, pricing, costs, compensation and other matters (hereinafter collectively "Trade Secrets"), all of which information Mr. Goldner understands and agrees would be extremely damaging to Worldtalk if disclosed to a competitor or made available to any other person or corporation. As used herein, the term "Competitor" includes but is not limited to any corporation, firm or business engaged in a business similar to that of Worldtalk or its subsidiary


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companies. Mr. Goldner understands and agrees that Trade Secrets have been divulged to Mr. Goldner in confidence, and Mr. Goldner understands and agrees that he will keep such information secret and confidential. Mr. Goldner further understands and agrees that, at all times, he will not disclose or communicate Trade Secrets to either a Competitor or any other person or in any way make such information available to others, or make use of such information on Mr. Goldner's own behalf, or on behalf of any Competitor. In view of the nature of Mr. Goldner's employment and the Trade Secrets which Mr. Goldner has received during the course of his employment, Mr. Goldner likewise agrees that Worldtalk would be irreparably harmed by any violation or threatened violation of this Paragraph and that, therefore, Worldtalk shall be entitled to an injunction prohibiting Mr. Goldner from any violation or threatened violation of this Paragraph. The undertakings set forth in this paragraph shall survive the termination of other arrangements contained in this Settlement Agreement and is in addition to the terms and conditions of any Proprietary Rights and Confidentiality Agreement Mr. Goldner may have entered into with Worldtalk, which Agreement shall also survive such termination.

        Mr. Goldner further represents that he has not shown, transferred or disclosed the contents of any Worldtalk documents to any individual or entity. Mr. Goldner further represents that he has not disclosed any of Worldtalk's Trade Secrets to any individual or entity or used such information for his or any other individual's or entity's benefit.

        9. Waiver: Mr. Goldner understands that various federal, state and local laws prohibit age, sex, race, disability, benefits, pension, health and other forms of discrimination and that these laws can be enforced through the U.S. Equal Employment Opportunity Commission, California state and local human rights agencies and federal and state courts. Mr. Goldner understands that if he believes his treatment by Worldtalk was discriminatory, he has the right to consult with these agencies and to file a charge with them or file a lawsuit. Mr. Goldner has decided voluntarily to enter into this Settlement Agreement, and waive the right to recover any amounts to which he may have been entitled under such laws, including, but not limited to: the California Fair Employment and Housing Act, California Government Code * 12900 et seq.; the Employee Retirement Income


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Security Act (ERISA), 29 U.S.C. * 1001 et seq.; Title VII of the Civil Rights
Act of 1964, 42 U.S.C. * 2000e et seq.; and 42 U.S.C. * 1981.

        10. Successors and Assigns: The provisions of this Settlement Agreement and the release contained herein shall extend and inure to the benefit of and be binding upon, in addition to the Parties hereto, just as if they had executed this Settlement Agreement, the respective legal heirs and assigns of each of the Parties hereto and their spouses, descendants, ancestors, dependents, heirs, executors, administrators, directors, officers, partners, attorneys, agents, servants, employees, representatives, affiliates, parents, subsidiaries, shareholders, predecessors, successors and assigns, and each of the foregoing.

        11. Representations as to Authority: Each of the Parties hereto represents and warrants that he or it has the sole right and exclusive authority to execute this Settlement Agreement and that he or it has not sold, assigned, transferred, conveyed, or otherwise disposed of any claim or demand, or any portion of or interest in any claim or demand, relating to any matter covered by this Settlement Agreement.

        12. Entire Agreement: This Settlement Agreement constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. Each of the Parties acknowledges to the other that neither one, nor his or its agent or attorney, has made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Settlement Agreement for the purpose of inducing that Party to execute the Settlement Agreement, and each of the Parties acknowledges that she or it has executed this Settlement Agreement in reliance only upon such promises, representations and warranties as are contained herein.

        13. Modification: It is expressly agreed that this Settlement Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Settlement Agreement, duly executed by authorized representatives of each of the Parties hereto.


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        14. Notices: Any notices required or permitted hereunder shall be in writing and will be effective when personally delivered or when deposited in the U.S. mails, certified mail return receipt requested, postage prepaid, to the address specified for the receiving party on the signature page hereto, or to such other address as may be noted to the sending party hereafter.

        15. No Evidence of Liability: This Settlement Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

        16. Representation by Counsel: Each of the Parties hereto acknowledges that she or it has been represented by counsel or has had the opportunity to consult with counsel throughout all negotiations which preceded the execution of this Settlement Agreement. Each Party further acknowledges that she or it and/or counsel have had adequate opportunity to make whatever investigation or inquiry deemed necessary or desirable in connection with the subject matter of this Settlement Agreement prior to the execution hereof and the acceptance of the consideration specified herein.

        17. Interpretation: This Settlement Agreement shall be enforced, interpreted and construed in accordance with California law. Counsel for the Parties have negotiated, read and approved the language of this Settlement Agreement, which language shall be construed in its entirety according to its fair meaning and not strictly for or against either of the Parties.

        18. Confidentiality: The contents, terms and conditions of this Settlement Agreement shall be kept confidential by the Parties and shall not be disclosed by the Parties except pursuant to subpoena or court order or to their respective tax or financial advisors for the sole purpose of preparing tax returns. However, Worldtalk reserves the right to disclose the contents of this Settlement Agreement to potential investors or buyers of Worldtalk or to any person or entity when necessary to comply with federal securities laws. In addition, liquidated damages in the amount of $2,500 will be assessed for each violation of this provision upon an adequate showing of proof to an arbitration judge. This provision shall be enforced by binding arbitration by a judge appointed by Judicial Arbitration and Mediation Services, Inc. The arbitration Judge shall have the


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authority to award liquidated damages as set forth above and, in the arbitration judge's discretion, to provide injunctive relief to prevent further breach. A decision by the arbitration judge awarding either liquidated damages or injunctive relief or both may be enforced as a judgment in any court of competent jurisdiction.

        19. Non-disparagement: The Parties each agree not to engage in conduct or undertake speech derogatory about or detrimental to the other.

        20. Counterparts: This Settlement Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same document. A photocopy of the Settlement Agreement may be used in lieu of an original in any proceeding or action brought to enforce or construe this Settlement Agreement.

        21. Attorney's Fees: If any action at law or in equity is brought to enforce the terms of this Settlement Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees, costs and expenses from the other party, in addition to any other relief to which such prevailing party may be entitled.

        IN WITNESS WHEREOF, each of the Parties hereto has duly executed this Settlement Agreement as of the date and year set forth below.


Executed at Santa Clara, California, this 15 day of July, 1997.

By:     /s/ Steven M. Goldner
   ----------------------------------
    Steven Goldner

Executed at Santa Clara, California, this 15 day of July, 1997.

By:     /s/ Bernard Harguindeguy
   ----------------------------------
    Bernard Harguindeguy
    Worldtalk Communications Corporation


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